UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2008

AmCOMP Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-51767	65-0636842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 U.S. Highway One, North Palm Beach, Florida		33408
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 840-7171

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on January 10, 2008, AmCOMP Incorporated, a Delaware corporation (the Company”), entered into an Agreement and Plan of Merger with Employers Holdings, Inc., a Nevada corporation (“Parent”) and Sapphire Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), providing for the merger of the Company and Merger Sub and the payment of cash consideration to the stockholders of the Company (the “Merger”).

On January 31, 2008, the Company entered into Integration Bonus and Enhanced Severance Agreements, effective as of January 10, 2008 (together, the “Agreements”), with Parent and each of Debra Cerre-Ruedisili, the Executive Vice President and Chief Operating Officer of the Company, and Kumar Gursahaney, the Senior Vice President and Chief Financial Officer of the Company (the “Executives”).

Under the Agreements, each of the Executive’s employment with the Company will terminate on the date that is 60 calendar days following the closing of the Merger (the “Separation Date”).  The Executives have each agreed to use best efforts to ensure a smooth transition and integration in the Merger and to perform certain other duties prior to and following the closing of the Merger.  In consideration of the above, and subject to the consummation of the Merger, provided that the Executive either remains employed by the Company through the Separation Date or is terminated by Parent or the Company other than for cause on or prior to the Separation Date, the Executive will be entitled to receive a bonus in an amount equal to $200,000 in the case of Ms. Cerre-Ruedisili and $110,000 in the case of Mr. Gursahaney, as soon as practicable, but in no event later than, 15 calendar days following the Separation Date.

In addition, as a modification to Section 7 of each Executive’s employment agreement with the Company, and provided that such Executive remains employed by the Company through the Separation Date, or is terminated by the Company or Parent other than due to death, disability or for cause at any time following the closing of the Merger, then in lieu of payments set forth in Section 7(c) of such Executive’s employment agreement, Parent will pay or will cause the Company to pay to such Executive 18 months of severance pay, each monthly payment in an amount equal to the sum of (i) one-sixth of annual salary in the case of Ms. Cerre-Ruedisili, and one-eighth of annual salary in the case of Mr. Gursahaney, each as in effect immediately prior to such termination and (ii) one-twelfth of the amount of incentive compensation and bonuses approved and accrued for such Executive in respect of the most recent fiscal year preceding such termination. The Executives will also be entitled to continued eligibility to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees for 18 months following the Separation Date.

Each Executive has also acknowledged and agreed that such Executive will continue to be subject to the terms and conditions of the restrictive covenants set forth in Section 9 of such Executive’s employment agreement with the Company for the 18-month period set forth therein (the “Restricted Period”).  The Executives have each further agreed to be available to the Company and Parent and to assist the Company and Parent during the Restricted Period in performing such duties as the Company or Parent may request from time to time.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements.  The Agreements are filed herewith as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

In connection with the proposed transaction, the Company will file a proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission's website at www.sec.gov.  The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company, Attention: George E. Harris, Secretary, AmCOMP Incorporated, 701 U.S. Highway One, North Palm Beach, Florida 33408, Telephone: (561) 840-7171.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of the Company's participants in the solicitation is set forth in the Company's proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the transaction when it becomes available.

Item 9.01.	Financial Statements and Exhibits.

(d)            Exhibits

Exhibit Number	Description

10.1	Integration Bonus and Enhanced Severance Agreement, dated January 31, 2008, effective as of January 10, 2008, by and among AmCOMP Incorporated, Employers Holdings, Inc. and Debra Cerre-Ruedisili.

10.2	Integration Bonus and Enhanced Severance Agreement, dated January 31, 2008, effective as of January 10, 2008, by and among AmCOMP Incorporated, Employers Holdings, Inc. and Kumar Gursahaney.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmCOMP INCORPORATED

Dated: February 1, 2008	By:	/s/ Fred R. Lowe
Name: Fred R. Lowe
Title: Chairman, President and Chief Executive Officer